Sheet1

Proposal has passed

				FINAL Proxy Results - MuniYield California Insured Fund, Inc.
				1st Meeting Date: December 12, 2001
				2nd Meeting Date: Januray 18, 2002

				Record Date: October 22, 2001
				As of: December 12, 2001

				Units Voted

			Votes Needed				Broker
	Shares Needed	Outstanding	50% + 1 of				Dealer	Total Units
COMMON	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Non-Vote	Voted

1) Merger of MuniYield CA Insured Fund	-4,001,850	16,562,523	5,230,885	9,232,735	331,003	434,291	6	9,998,035
into MuniYield CA Insured Fund II

Preferred
Series A

1) Merger of MuniYield CA Insured Fund	-960	2,000	1,001	1,961	18	21		2,000
into MuniYield CA Insured Fund II

Series B

1) Merger of MuniYield CA Insured Fund	-911	2,000	1,001	1,912	0	88		2,000
into MuniYield CA Insured Fund II

The quorum consists of the majority of the shares entitled to vote at the Meeting.
Proposals 1 requires the affirmative vote of the majority of the shares represented at the Meeting

Last Updated on 06/27/2002
By MLMAG